Exhibit (a)(1)(F)

FORM OF

COMMUNICATION TO ELIGIBLE EMPLOYEES PARTICIPATING IN

THE OFFER CONFIRMING RECEIPT OF ELECTION FORM

AND ELIGIBLE OPTION INFORMATION SHEET

Date:

To:

From:	U.S. Auto Parts Network, Inc.

Re:	Confirmation of Receipt of Election Form and Eligible Option Information Sheet

This message confirms that we have received your Election Form and Eligible Option Information Sheet. This confirmation should not, however, be construed to imply that the Election Form, Eligible Option Information Sheet or any other documents that you have submitted have been properly completed or are otherwise in proper form or that we have accepted your Eligible Options for exchange. If your Election Form and Eligible Option Information Sheet are properly completed and signed, and all eligibility requirements are met, we expect to accept your Eligible Options elected for exchange, subject to the terms and conditions set forth in the Offer, promptly following the expiration of the Offer at 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013, unless the Offer is extended by us. Any Eligible Options listed on your Eligible Option Information Sheet for which you checked the corresponding box, will be cancelled upon expiration of the Offer.

Unless you withdraw your tendered Eligible Options by providing us a properly completed and signed Notice of Withdrawal before 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013 (or, if the Offer is extended, before the new termination date), we will, subject to the conditions of the Offer, cancel all Eligible Options that you have properly tendered for exchange. If you do not withdraw your tendered Eligible Options and we accept your Eligible Options for exchange, promptly following the expiration of the Offer we will provide you with a “confirmation letter” confirming that your Eligible Options have been accepted for exchange and have been cancelled. Your Election Form and Eligible Option Information Sheet may be changed or revoked at any time by delivering a new properly completed and signed Election Form and Eligible Option Information Sheet bearing a later date so long as we receive the documents before the expiration of the Offer.

You should direct questions about the Offer or requests for assistance (including requests for additional or paper copies of the Offer, the Election Form, your Eligible Option Information Sheet or other documents relating to the Offer) to Bryan P. Stevenson at 16941 Keegan Avenue, Carson, CA 90746 or by calling (310) 735-0092 or sending an email to optionexchange@usautoparts.com.